UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The St. Joe Company

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The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

May 19, 2015

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s 2015 Annual Meeting of Shareholders. The meeting will be held on Tuesday, June 30, 2015, at 10:00 a.m., Central Daylight Time, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. At the meeting, you will be asked to:

1.	Elect seven directors for a one-year term expiring at the 2016 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Approve The St. Joe Company 2015 Performance and Equity Incentive Plan.

5.	Transact such other business as may properly come before the 2015 Annual Meeting and any adjournment or postponement of the 2015 Annual Meeting.

Only shareholders of record as of the close of business on May 4, 2015 may vote at the Annual Meeting.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on June 30, 2015.

Sincerely,

Bruce R. Berkowitz
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about May 19, 2015. St. Joe’s proxy statement and annual report are available online at https://materials.proxyvote.com/790148.

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The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

PROXY STATEMENT

Proxy Statement for 2015 Annual Meeting of Shareholders to be held on June 30, 2015

You are receiving this proxy statement because you own shares of common stock of The St. Joe Company, which we refer to as St. Joe, that entitle you to vote at the 2015 Annual Meeting of Shareholders, which we refer to as the 2015 Annual Meeting. Our Board of Directors, which we sometimes refer to as the Board, is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2015 Annual Meeting

We will hold the 2015 Annual Meeting on Tuesday, June 30, 2015, at 10:00 a.m., Central Daylight Time, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459.

I. QUESTIONS AND ANSWERS ABOUT VOTING AT THE 2015 ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the 2015 Annual Meeting?

A:	Only holders of record of shares of our common stock at the close of business on May 4, 2015, the record date for the 2015 Annual Meeting, are entitled to notice of and to vote at the 2015 Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 92,322,905 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the 2015 Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent, whom we refer to as a nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by June 23, 2015. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan “FOR” proposals 1, 2, 3 and 4.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I being asked to vote on?

A:	At the 2015 Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect seven directors for a one-year term expiring at the 2016 Annual Meeting of Shareholders or until his or her successor is elected and qualified.	FOR

2. To ratify the appointment of KPMG LLP, which we refer to as KPMG, as our independent registered public accounting firm for the 2015 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To approve The St. Joe Company 2015 Performance and Equity Incentive Plan. (“2015 Plan”)	FOR

We will also consider such other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the 2015 Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2015 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Jeffrey Keil, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) is required for the election of directors in an uncontested election.

Q:	How many votes are needed to approve the ratification of KPMG (Proposal 2)?

A:	Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action to approve the ratification of KPMG as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:

Proposal 3 is an advisory vote, which means that while we ask shareholders to approve resolutions regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal. We will report the results of the shareholder vote on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory votes on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review and consider the results of the vote in making a determination concerning executive compensation for 2016.

Q:	How many votes are needed to approve the 2015 Plan (Proposal 4)?

A:	Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action is required to approve the 2015 Plan.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1, 2, 3 and 4. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Jeffrey Keil will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange, which we refer to as the NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted. Other than the proposal to approve the ratification of KPMG (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1, 3 and 4 absent your voting instructions.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “ABSTAIN” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None
Approval of 2015 Plan	No	None	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

•	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413;
•	Executing and delivering to our Corporate Secretary a proxy with a later date;
•	Attending the 2015 Annual Meeting and voting in person; or
•	Submitting a telephonic or Internet vote with a later date.

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Q:	Who can attend the 2015 Annual Meeting?

A:

Only shareholders and our invited guests may attend the 2015 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the 2015 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2015 Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the 2015 Annual Meeting.

Q:	Where can I find voting results of the 2015 Annual Meeting?

A:	We will announce the results for the proposals voted upon at the 2015 Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the 2015 Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: (850) 231- 6400.

II. PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is elected and qualified. Upon the recommendation of the Governance and Nominating Committee, which we refer to as the Governance Committee, our Board has nominated Mr. Cesar L. Alvarez, Mr. Bruce R. Berkowitz, Mr. Howard S. Frank, Mr. Jeffrey C. Keil, Mr. Stanley Martin, Mr. Thomas P. Murphy Jr. and Mr. Vito S. Portera for re-election, each for a one-year term that will expire at the 2016 Annual Meeting of Shareholders or until his or her successor is elected and qualified, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Cesar L. Alvarez Director since 2012 Age 67

Mr. Alvarez has served since February 2012 as Co-Chairman of the international law firm of Greenberg Traurig, LLP and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman in January 2010 and as its Executive Chairman from January 2010 until his election as Co-Chairman. Mr. Alvarez has served on the board of directors of each of Watsco, Inc. and Mednax, Inc. since 1997 and on the board of directors of Intrexon Corporation since 2008. Mr. Alvarez has also served on the board of directors of Fairholme Funds, Inc., which we refer to as the Fairholme Fund, since 2008 and on the board of directors of Sears Holding Corporation since 2013.

Qualifications. The Board nominated Mr. Alvarez to serve as a director due to his management experience as the current Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country, as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Bruce R. Berkowitz Director since 2011 Chairman since 2011 Age 56

Mr. Berkowitz is the Chief Investment Officer of Fairholme Capital Management, LLC, which we refer to as Fairholme, President of the Fairholme Fund and Manager of Fairholme Holdings LLC. The Fairholme Fund owned approximately 27.1% of our common stock as of the record date.

Mr. Berkowitz has served as a director of the Fairholme Fund since 1999. He has also served as a director of Olympus Re Holdings, Ltd. and Olympus Reinsurance Company, Ltd. (Bermuda) since 2001. Previously, Mr. Berkowitz served as a director of each of White Mountains Insurance Group, Ltd., a financial services holding company, from 2004 to 2010, AmeriCredit Corporation, a retail financial services company, from 2008 to 2009 and TAL International Group Inc., a lessor of intermodal freight containers and chassis, from 2004 to 2009. In addition, Mr. Berkowitz was Managing Member of Fairholme from 1997 to 2014.

Qualifications. The Board nominated Mr. Berkowitz to serve as a director because of his extensive financial and investment experience and his valuable network of business and professional relationships.

Howard S. Frank Director since 2011 Age 74

Mr. Frank is currently a Consultant to the CEO and to the Chairman of Carnival Corporation & plc (“Carnival”). He has also served as Chairman of the board of directors of Costa Crociere, S.p.A., Carnival’s largest cruise group in Europe since 2014. From 1989 until 2013, Mr. Frank served as the Vice Chairman, Chief Operating Officer and director of Carnival, one of the largest cruise vacation groups in the world. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as an independent director on the board of directors of the Fairholme Fund.

Qualifications. The Board nominated Mr. Frank to serve as a director because of his established record of achievement and sound business judgment demonstrated throughout his career with Carnival.

Jeffrey C. Keil Director since 2011 Age 71

Mr. Keil has served as our President and Interim CEO since August 2014 and has previously served as an independent director of St. Joe since 2011. Prior to August 2014, Mr. Keil was a private investor. Previously, Mr. Keil also served as President and as a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of a privately held trust company, the non-executive chairman of a privately held registered investment advisor and a director of a privately held wealth manager. Additionally, Mr. Keil has served as director of Leucadia National Corporation since 2004.

Qualifications. The Board nominated Mr. Keil to serve as a director because of his current and prior public company experience, including senior executive experience and service as an officer and director.

Stanley Martin Director since 2012 Age 68

Mr. Martin is currently a private investor with significant finance executive experience. From 2004 to 2006, Mr. Martin served as the Chief Audit Executive for the Federal Home Loan Mortgage Corporation. Previously, he served as the Chief Financial Officer of Republic New York Corporation and Republic National Bank from 1998 until its acquisition by HSBC Bank in 2000 and then as an Executive Vice President and consultant with HSBC Bank through April 2003. Mr. Martin formerly served as a member of the Board of Trustees and Chairman of Audit Committee of John Hancock Funds, which is composed of over 50 mutual funds including 10 New York Stock Exchange closed end funds. Mr. Martin was previously a partner of and spent 27 years with KPMG LLP, and holds an active license in the State of Florida as a Certified Public Accountant.

Qualifications. The Board nominated Mr. Martin to serve as a director because of his significant finance and accounting experience and his experience as an Audit Committee Chair with John Hancock Funds.

Thomas P. Murphy, Jr. Director since 2011 Age 66

Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company that he founded in 1989. Mr. Murphy has 47 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary Board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the United States at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. since August 2008.

Qualifications. The Board nominated Mr. Murphy to serve as a director because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his experience serving on the board of directors of a public company.

Vito S. Portera Director since 2014 Age 73

Mr. Portera is currently a private investor who previously served as Vice Chairman and director of Republic New York Corporation, Vice Chairman and director of Republic National Bank of New York and officer of various subsidiaries from 1969 until its acquisition by HSBC Bank in 2000 and then as an Executive Vice President until April 2000.

Qualifications. The Board nominated Mr. Portera to serve as a director because of his significant finance and investment experience as well as his prior senior executive experience.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

•	Director independence (including our Policy Regarding Director Independence Determinations);
•	Director qualifications, responsibilities and tenure;
•	Board structure;
•	Director resignation policy;
•	Director compensation; and
•	Management succession.

From time to time, the Governance Committee will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is our policy that the positions of Chief Executive Officer (CEO) and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides the CEO with guidance, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

In determining that Mr. Alvarez was independent, the Board considered the legal services provided to us by Greenberg Traurig, a law firm for which Mr. Alvarez serves as Co-Chairman. Following such consideration, the Board determined that the services provided by Greenberg Traurig did not affect Mr. Alvarez’s independence.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following current directors (which together constitute all of the members of the Board other than Mr. Keil) is independent: Mr. Alvarez; Mr. Berkowitz; Mr. Frank; Mr. Martin; Mr. Murphy and Mr. Portera. Mr. Keil was independent until he became our President and Interim CEO in August 2014.

Board Committees

The Board has the following three standing committees: the Governance Committee; the Audit Committee; and the Compensation Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the committees can be found under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary. We periodically review and revise the committee charters. The Board adopted revised Audit Committee and Compensation Committee Charters on February 20, 2014 and the Governance Committee Charter on February 25, 2015.

A summary of the current composition of each standing committee, and the number of meetings held by each such committee in 2014, is set forth below.

Name	Governance and Nominating	Compensation	Audit
Cesar L. Alvarez	Chair	Member	—
Bruce R. Berkowitz	—	—	—
Howard S. Frank	—	Chair	Member
Jeffrey C. Keil	—	—	—
Stanley Martin	Member	—	Chair
Thomas P. Murphy Jr.	Member	Member	—
Vito S. Portera	—	Member	Member

Meetings held in 2014:	3	3	4

In addition, the Board currently has created two special committees: (1) the Executive Committee and (2) the Investment Committee. Discussion of these committees is set forth below.

Board and Committee Meetings

The Board convened five formal meetings in 2014 and acted pursuant to written consent in lieu of a meeting three times. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served in 2014. Non-management directors meet periodically in executive session without management on a regularly scheduled basis. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings, either in person, by phone or by other remote communication. All of the current members of the Board, who were serving as directors at the time of the 2014 Annual Meeting, were present at the 2014 Annual Meeting.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include, among other things:

•	appointing our independent auditors and monitoring their performance, qualifications and independence;
•	assisting the Board’s oversight of the quality and integrity of our financial statements;
•	reviewing with management, the internal auditor and independent auditors, the quality, adequacy and effectiveness of our internal control over financial reporting;
•	reviewing our policies and processes with respect to risk assessment and risk management; and
•	exercising an oversight role with respect to our internal audit function.

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;
•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission, which we refer to as the SEC;
•	is financially literate, knowledgeable and qualified to review financial statements; and
•	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as an Audit Committee member.

In addition, the Board has determined that each of Howard S. Frank, Stanley Martin and Vito S. Portera qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include, among other things:

•	in consultation with senior management, establishing our general compensation philosophy, and overseeing the development and implementation of our compensation and benefits program;
•	together with the other independent directors of the Board, setting the compensation of the CEO and our other executive officers;
•	reviewing and approving performance goals and objectives, consistent with approved compensation plans, with respect to the compensation of the CEO and all other executive officers;
•	reviewing and supervising the administration of our incentive compensation or equity based plans that are subject to Board approval;
•	reviewing St. Joe’s compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on St. Joe;
•	reviewing and discussing the compensation and benefits of non-employee directors; and
•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

The Compensation Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members except as otherwise provided in the Compensation Committee Charter. Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;
•	meets the enhanced independence standards for compensation committee members required by the NYSE’s corporate governance listing standards;

•	is a “non-employee director” pursuant to criteria established by the SEC;
•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and
•	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as a Compensation Committee member.

Use of Outside Advisors

The Compensation Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the Compensation Committee in fulfilling its responsibilities. In 2014, the Compensation Committee retained Pearl Meyer & Partners, LLC (PMP) as its outside compensation consultant to provide the Compensation Committee with a review of competitive market data for the top seven executives; to assist the Compensation Committee in evaluating and developing our executive compensation program and pay practices; and to provide the Compensation Committee with a review of director compensation and a competitive market analysis. PMP did not perform any services for us other than its services to the Compensation Committee. We believe that the use of outside compensation consultants provides additional assurance that our programs are reasonable and consistent with our objectives. Prior to retaining PMP for fiscal years ended December 31, 2014 and December 31, 2015, the Compensation Committee evaluated the independence of PMP, taking into account all factors relevant to their independence from management under the SEC rules and NYSE listing standards. Based upon those evaluations, the Compensation Committee determined that PMP was independent, and remains independent, and that PMP’s work for the Compensation Committee during fiscal years ended December 31, 2014 and December 31, 2015 does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2014 or at any other time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of (i) a board of directors or (ii) a compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include, among other things:

•	assisting the Board by identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;
•	recommending committee assignments after consultation with the Chairman of the Board;

•	assessing and reporting to the Board as to the independence of each director;
•	taking a leadership role in shaping the corporate governance of St. Joe;
•	approving related person transactions involving any Board member or any executive officer;
•	leading the Board in its annual self-evaluation and evaluation of each of the Board committees and management; and
•	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to St. Joe.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards, as such requirements are interpreted by the Board in its business judgment.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent deemed relevant by the Governance Committee in its sole discretion, seeks candidates that, among other things, have:

•	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
•	a reputation, both personal and professional, consistent with our image and reputation;
•	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;
•	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
•	financial knowledge and experience, including qualification as financially literate and as a financial expert defined by the SEC and NYSE; and
•	independence, as defined by the SEC and NYSE and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

•	interpersonal and leadership skills;
•	a proven track record of excellence in their field of expertise; and
•

significant business and professional expertise with high-level managerial experience in complex organizations, including large legal firms or accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and applicable Board committee meetings; understanding of St. Joe’s businesses; understanding of St. Joe’s strategies; overall level of involvement; contributions to the Board; any change in the independence of the director and any change in status of the director.

Additionally, although we do not have a formal, written diversity policy, pursuant to the Governance Committee Charter, the Governance Committee seeks a diverse group of director candidates, including diversity with respect to age, gender, ethnic background and national origin. The Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, St. Joe and our shareholders.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes must tender such director’s resignation for consideration by the Governance Committee who will recommend to the Board the action to be taken.

Executive Committee

The Executive Committee, whose current members are Messrs. Berkowitz, Frank and Keil, may exercise all the powers and authority of the Board in the management of the business and affairs of St. Joe, except that the Executive Committee may not:

•	approve or recommend to shareholders actions or proposals required to be approved by shareholders;
•	fill vacancies on the Board or any committee of the Board;
•	adopt, amend or repeal our Bylaws;
•	authorize or approve the reacquisition of our common stock unless pursuant to a general formula or method specified by the Board; or
•	authorize or approve the issuance or sale of our common stock, except in certain circumstances.

Investment Committee

The Investment Committee, whose current members are Messrs. Berkowitz, Frank and Keil, approves certain commitments under the Company’s Signing Authority Matrix and supervises the implementation of the Investment Management Agreement, as amended, between St. Joe and Fairholme.

Management Succession

Annually, the Board reviews and discusses a succession plan for the CEO as well as other senior management positions. To assist the Board, the CEO is required to provide the Board with an annual assessment of our senior managers and other persons considered potential successors to the CEO position and to other senior management positions. In addition, the CEO is required to prepare, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short term plan would be in effect until the Board had the opportunity to consider the situation and take action, when necessary.

Code of Business Conduct and Ethics/Related Person Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which we refer to as the Code, applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws.

Our Governance Committee Charter provides that our Governance Committee must approve all related person transactions involving any Board member or any executive officer. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

Except as set forth below, since January 1, 2014, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

In April 2013, we engaged Fairholme to serve as our investment adviser. Mr. Berkowitz, the Founder, Managing Member and Chief Investment Officer of Fairholme, and the President and a director of the Fairholme Fund, is the Chairman of our Board of Directors. The Fairholme Fund owned approximately 27.1% of our common stock as of the record date. Pursuant to the terms of an Investment Management Agreement, as amended, Fairholme has agreed to supervise and direct the investments of investment accounts established by us in accordance with the investment guidelines and restrictions set forth in such agreement. During 2014, the investment guidelines required that, as of the date of any investment (i) at least 50% of the investment accounts be held in cash or cash equivalents, (ii) no more than 15% of the investment accounts may be invested in securities of any one issuer (excluding the U.S. Government), (iii) any investment in any one issuer (excluding the U.S. Government) that exceeds 10%, but not 15%, requires the consent of at least two members of the Investment Committee and (iv) the investment accounts may not be invested in common stock securities. Fairholme receives no compensation for their services as our investment advisor.

Our Code of Business Conduct and Ethics, which was most recently revised in June of 2012, is available to view under the Investor Relations - Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code of Business Conduct and Ethics or any waiver granted under the Code of Business Conduct and Ethics covered by Item 5.05 of Form 8-K.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the Board’s Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial risk exposures and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our General Counsel and Chief Financial Officer. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.

Director Compensation

Annual Retainer. For 2014, our Board approved the annual retainer fees set forth below, payable in cash. We do not pay meeting fees. Annual retainer fees are payable quarterly in advance.

•	$75,000 for each non-employee director;
•	an additional $25,000 for the Chairman of the Board;
•	an additional $10,000 for the Chair of the Governance and Nominating Committee;
•	an additional $12,500 for the Chair of the Compensation Committee; and
•	an additional $25,000 for the Chair of the Audit Committee.

Messrs. Berkowitz and Frank waived their rights to receive the annual retainer or committee chair fees for their service on the Board in 2014. In connection with Mr. Keil’s appointment as President and Interim CEO, Mr. Keil did not receive the annual retainer fee for the fourth quarter of 2014.

Annual Equity Grant. Following each annual meeting of our shareholders, the Compensation Committee grants an equity compensation award to each non-employee director. In 2014, the Compensation Committee granted to each non-employee director an equity grant with an aggregate fair market value of $50,000, based on the closing price of our common stock on the grant date.

Messrs. Berkowitz and Frank waived their rights to receive annual equity grants for their service on the Board in 2014. In lieu of the annual equity grant, the Compensation Committee approved paying Mr. Alvarez the equivalent value of the equity award in cash for 2014 and intends to do so in 2015.

Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes. None of our directors participated in this program during 2014.

2014 Director Compensation

The following table sets forth the compensation paid in 2014 to each director, other than Mr. Keil whose 2014 compensation, both for his services as a director prior to August 2014 and for his services as President and Interim CEO for the remainder of 2014 are discussed under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Cesar L. Alvarez	135,000	—	—	135,000
Bruce R. Berkowitz(3)	—	—	—	—
Howard S. Frank(3)	—	—	—	—
Stanley Martin	97,389	50,009	—	147,397
Thomas P. Murphy, Jr.	37,500	50,009	—	87,509
Vito S. Portera	31,695	50,016	—	81,711

(1)	The amounts shown include the annual retainer fees for all directors. For Mr. Alvarez, the amount also includes $50,000 in cash granted in lieu of Mr. Alvarez’s annual equity grant for 2014. For Mr. Martin, the amount represents annual retainer fees of $513.70 for the second quarter of 2014 on a pro rata basis as Chair of the Compensation Committee and annual retainer fees of $6,250 for a full quarter as Chair of the Audit Committee. For Mr. Portera, the amount represents annual retainer fees for the third and fourth quarters of 2014 on a pro rata basis. For the period from the 2013 Annual Shareholder Meeting through the 2014 Annual Shareholder Meeting, directors had the option to elect to receive their annual retainer fees in cash or common stock. Mr. Murphy elected to receive his annual retainer fee in common stock only. As a result, Mr. Murphy did not receive an annual retainer fee for the first and second quarters of 2014. Commencing at the 2014 Annual Meeting, directors’ annual retainers will only be payable in cash.

(2)	Represents the grant date fair value of the Annual Equity Grant of 2,472 shares of common stock awarded to Messrs. Keil, Martin and Murphy on May 14, 2014, based on a closing market price of our common stock of $20.23 on May 14, 2014 and the grant date fair value of the Annual Equity Grant of 2,307 shares of common stock awarded to Mr. Portera on September 2, 2014, based on a closing market price of our common stock of $21.68 on September 2, 2014.

The amounts shown represent the grant date fair value under FASB ASC Topic 718. Please refer to Note 17 of our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015, which we refer to as the 2014 Annual Report, for the assumptions utilized in calculating fair value. As of December 31, 2014, none of our Directors held unvested restricted stock units or unexercised options.

(3)	Messrs. Berkowitz and Frank waived their rights to receive any compensation for their service on the Board in 2014.

IV. PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed KPMG to continue to serve as our independent registered public accounting firm for the 2015 fiscal year. KPMG has served as our independent registered public accounting firm since 1990. In the event our shareholders do not ratify the appointment of KPMG, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2015 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2015 fiscal year.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2014 financial statements and internal control over financial reporting, we entered into an agreement with KPMG which sets forth the terms by which KPMG performed audit services for us.

Fees Paid to KPMG

We were billed for professional services provided with respect to fiscal years 2013 and 2014 by KPMG in the amounts set forth in the following table.

Services Provided	2013	2014
Audit Fees(1)	$819,460	$934,000
Audit-Related Fees	—	—
Tax Fees(2)	4,975	—
All Other Fees	—	—

Total	$824,435	$934,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); and (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $104,500 for 2013 and $51,700 for 2014.

(2)	These professional tax services include fees associated with assistance with tax planning strategies and tax examination assistance.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the 2015 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s Charter provides that the Audit Committee has the sole authority to appoint, retain, compensate, evaluate, oversee and terminate the work of our independent auditors (including the authority to resolve disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Included within this authority of the Audit Committee is the sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate to its Chair the authority to pre-approve certain auditing services and non-audit services, provided that the Chair shall present such approvals at the next regularly scheduled Audit Committee meeting.

In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by KPMG is consistent with maintaining KPMG’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by KPMG during fiscal year 2014, as described above.

Audit Committee Report

The Audit Committee (which we refer to as “we”, “us” or the “Committee” for purposes of this Audit Committee Report) oversees the financial reporting process of St. Joe on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by the Committee pursuant to the Audit Committee Charter is set forth above on page 13.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with KPMG, St. Joe’s independent registered public accounting firm, its audit of St. Joe’s financial statements and internal control over financial reporting. We discussed with KPMG and St. Joe’s internal auditor the overall scope and plans for their respective audits. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with KPMG the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Accounting Oversight Board. We also received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that St. Joe’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended

December 31, 2014 for filing with the SEC. We also evaluated and selected KPMG as St. Joe’s independent auditors for 2015, which the shareholders will be asked to ratify at the 2015 Annual Meeting of Shareholders.

Audit Committee:

Stanley Martin, Chair

Howard S. Frank

Vito S. Portera

March 23, 2015

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (which we refer to as the Securities Act) or the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or Exchange Act.

V. EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees other than Mr. Keil. Biographical information with respect to Mr. Keil is set forth above under “Proposal 1 – Election of Directors.”

Marek Bakun, 43, has served as our Chief Financial Officer since October 2013 and as our Executive Vice President since May 2014. Prior to joining us in 2013, Mr. Bakun served as Chief Financial Officer and Treasurer of Orleans Homebuilders, Inc., in Bensalem, Pennsylvania from February 2011 until October 2013. From October 2010 to February 2011, Mr. Bakun served in a senior finance position for MDC Holdings, Inc., a homebuilder which builds under the name Richmond American Homes, where he provided financial analysis in connection with systems implementation in two of the company’s U.S. markets and provided financial analysis on other initiatives. From April 2008 to October 2010, Mr. Bakun served as Chief Financial Officer and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets. From 1999 to April 2008, Mr. Bakun served in positions of increasing responsibility for Morrison Homes, which merged into Taylor Morrison Homes during his tenure, and was appointed Vice President and Chief Financial Officer in August 2006.

Patrick D. Bienvenue, 60, has served as our Senior Advisor to the Chairman since July 2014 and as our Executive Vice President since September 2011. Prior to joining us, Mr. Bienvenue spent 15 years at Leucadia National Corporation, with his final position as President of Leucadia Development Corporation and President of Leucadia Financial Corporation. Prior to joining Leucadia, Mr. Bienvenue was President of Torwest, Inc., where he was responsible for developing the Windsor Community in Vero Beach, Florida. Prior to joining Torwest, Mr. Bienvenue was an executive with Canadian Pacific Limited’s Marathon Realty Limited in Toronto, as well as the Trizec Corporation in Montreal and Stamford, Connecticut. Mr. Bienvenue has been a member of the board of directors of HomeFed Corporation since 1998 and a member of the board of directors of Maine Media College since 2011.

Kenneth M. Borick, 54, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2012. From September 2000 until February 2012, Mr. Borick held various positions of increasing responsibility within St. Joe, primarily in the legal department. Mr. Borick has over twenty years of legal experience, which began with the private practice of law in South Carolina. Mr. Borick then spent seven years with The Walt Disney Company prior to joining us in 2000.

Jorge L. Gonzalez, 50, joined us in 2002 and has served as our Senior Vice President, Development since 2012. Mr. Gonzalez is responsible for entitlements, land use, environmental, regulatory and public affairs. Prior to joining St. Joe, Mr. Gonzalez was a consultant in private practice.

David S. Harrelson, 59, joined us in 1976 and has served as our Senior Vice President, Timberland since February 2012. Previously, Mr. Harrelson served as our Vice President,

Timberland from 2006 until February 2012. Mr. Harrelson is responsible for the timber resources and land management on non-entitled property. Since joining St. Joe as an entry-level forester, Mr. Harrelson has held various positions of increasing responsibility within the forestry division.

Patrick W. Murphy, 44, has served as our Senior Vice President, Operations since October 2012. From March 2006 until October 2012, Mr. Murphy served as the General Manager of the WaterColor Inn & Resort, our wholly owned resort. Prior to joining us, Mr. Murphy held various management positions with Five Diamond and Five Star Resorts, including Nemacolin Woodlands Resort from 2004 to 2006 and Sea Island Company from 2001 to 2004.

VI. COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2014 compensation of our named executive officers (identified below), who we sometimes refer to as our NEOs. As discussed in Proposal 3 on page 38, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed to our financial performance in 2014 and will contribute to our financial performance in the future.

Named Executive Officers

For 2014, our “named executive officers” were:

•	Jeffrey Keil, our President and Interim Chief Executive Officer;

•	Marek Bakun, our EVP and Chief Financial Officer;

•	Patrick Bienvenue, our EVP and Senior Advisor to the Chairman;

•	Kenneth Borick, our SVP, General Counsel and Corporate Secretary; and

•	David Harrelson, our SVP, Timberland.

Park Brady, our former Chief Executive Officer through August 14, 2014 is also deemed to be a named executive officer.

Compensation Setting Process

Role of Compensation Committee

Pursuant to its Charter, the Compensation Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits program. The Compensation Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.

Role of Management

Our management develops background and supporting materials for review at Compensation Committee meetings, attends Compensation Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO generally attends Compensation Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Elements of Compensation

Our 2014 executive compensation program consisted of base salary and discretionary bonuses payable based on the Compensation Committee’s discretionary evaluation of our overall financial performance and the contribution of the individual named executive officer to such performance. In addition, our named executive officers receive the same benefits and perquisites that are available to all employees. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components. As discussed above, the Compensation Committee decided not to adopt an annual performance-based bonus plan for 2014 and previously suspended the use of a formal long-term equity incentive plan while we consummated the AgReserves Sale and RiverTown Sale and transitioned to our core business activity of real estate development. While we previously suspended the use of such plans, we intend to implement a long-term incentive plan with an equity component to align the interests of our shareholders with the interests of senior management. We anticipate that long-term equity awards will be granted in the future in order to attract, retain and motivate high-caliber talent dedicated to our long-term growth and success, including the retention of a suitable CEO in connection with our search for a permanent CEO.

Base Salary

Objective: The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as demand in the labor market and comparable salaries for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken in 2014: In connection with its approval of the salaries of our named executive officers, the Compensation Committee sought to set salaries that would be sufficiently competitive to attract and retain talent, but reflective of our financial position and our need to maintain liquidity. The salaries approved for Messrs. Brady, Bienvenue, and Bakun as part of their employment agreements were a result of negotiations with each executive and, based on our Committee’s industry and general knowledge, an evaluation of the amount that was necessary to attract each of the individuals. In 2014, the Compensation Committee approved an increase in the base salary of Mr. Borick to $256,000; no other NEO received a base salary increase. The salary approved for Mr. Keil as President and Interim CEO was based on the interim nature of Mr. Keil’s appointment as discussed under “Compensatory Arrangement with Interim Chief Executive Officer” below.

Discretionary Bonuses

Objective: The Compensation Committee awards discretionary bonuses to our Named Executive Officers to reward such officers for their individual contributions to our overall financial performance in a given year. We believe that making such compensation “at risk” provides significant motivation for increasing company and individual performance.

Performance Considerations: Discretionary bonuses (if any) will be paid based on the Compensation Committee’s discretionary evaluation of our overall financial performance and the contribution of a particular named executive officer to such performance. The amount of such bonuses is determined by the Compensation Committee, in its sole discretion, and bonuses are typically paid in cash. In determining individual bonus levels, the Compensation Committee may consider, among other things, the executive officer’s responsibilities, experience, potential and individual performance.

Committee Actions Taken with Respect to 2014 Performance: In February 2015, the Compensation Committee in consultation with the independent directors of the Board approved the following discretionary cash bonus awards for 2014 performance: $350,000 for Mr. Bienvenue; $250,000 for Mr. Bakun, $128,000 for Mr. Borick and $50,000 for Mr. Harrelson. Mr. Keil did not receive a bonus. In determining the bonuses to be awarded to each named executive officer, factors considered, among other things, were the target bonus amounts set in each named executive officer’s employment agreement, our overall financial performance and the contribution of the individual named executive officer to such performance.

Compensatory Arrangement with Interim Chief Executive Officer

In connection with Mr. Brady’s retirement as CEO, we asked Mr. Keil, an independent director of our Board of Directors, to serve as President and Interim CEO while we search for a permanent CEO. In appointing Mr. Keil as President and Interim CEO, among other things, the Board of Directors determined that Mr. Keil was best positioned to effectively identify and execute on strategic priorities including the identification of potential candidates to serve as the permanent CEO. The Compensation Committee agreed to pay Mr. Keil an annualized base salary of $250,000 for his services as President and Interim CEO and he is eligible for a discretionary performance bonus with a target level of 100% of salary. Due to the short-term nature of the appointment, we did not enter into a contractual arrangement with Mr. Keil as the Compensation Committee did not believe it was necessary. Subsequent to his appointment as President and Interim CEO, Mr. Keil did not receive any director fees in the fourth quarter of 2014 that he would otherwise be entitled to receive for his service as a member of the Board of Directors.

Employment Agreements

St. Joe entered into employment agreements with each of Messrs. Bienvenue and Bakun. Previously, we entered into an employment agreement with Mr. Brady who was our CEO for a portion of 2014. In connection with his retirement as CEO in August 2014, we entered into an additional letter agreement with Mr. Brady for consulting and advisory services to St. Joe. Summaries of these agreements are set forth below.

Employment Agreements with Messrs. Brady and Bienvenue

We entered into one year employment agreements with each of Messrs. Brady and Bienvenue. Pursuant to the terms of the agreements, on the six month anniversary of the date of the agreement (the “Renewal Date”), each employment agreement will be automatically extended for one year, unless the agreement is terminated at least 30 days prior to the applicable Renewal Date. The employment agreements provide for an annual base salary of $750,000 for Mr. Brady, and $400,000 for Mr. Bienvenue, which may be increased, but not decreased, by the Compensation Committee. For 2014, Messrs. Brady’s and Bienvenue’s base salary was $750,000 and $500,000, respectively. Mr. Bienvenue’s employment agreement also sets forth a minimum target award level of 100% of annual base salary that he will have the opportunity to achieve.

Each employment agreement provides that, upon our termination of the executive’s employment without cause or the executive’s resignation for good reason, Mr. Brady or Mr. Bienvenue, as applicable, will be entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to his base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for a period of 18 months. Each employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Each of Brady’s and Bienvenue’s severance payment, if any, would be subject to his execution of a separation and release agreement.

As Mr. Brady retired as CEO in August 2014, he was not entitled to and did not receive any benefits under the employment agreement upon termination of his employment.

Employment Agreement with Mr. Bakun

In connection with his appointment as CFO, St. Joe entered into an employment agreement with Mr. Bakun to serve as CFO for a period of one year, commencing on October 7, 2013. On April 1st of each successive one year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary of $350,000, which may be increased by the Compensation Committee. Mr. Bakun is eligible for an annual cash bonus with a target award equal to 100% of his base salary rate. Pursuant to the employment agreement, Mr. Bakun received $100,000 for relocation expenses.

The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for good cause, for a reason other than for cause or due to his death or disability, Mr. Bakun is entitled to receive (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement.

Letter Agreement with Mr. Brady

In connection with Mr. Brady’s retirement as CEO and the appointment of Mr. Keil as President and Interim CEO, we determined that engaging Mr. Brady as a consultant provided us with the flexibility to meet our business and organizational needs, including permitting and other regulatory approvals associated with our mixed-use active adult community project and during the search for a permanent CEO and any related transition period. On August 13, 2014, we entered into a Letter Agreement with Mr. Brady, pursuant to which Mr. Brady agreed to serve as special advisor to St. Joe for a three-year period and we agreed to pay Mr. Brady (1) a consulting fee based on an annual rate of $300,000 and (2) a discretionary one-time cash incentive award of up to $400,000 as determined by the Compensation Committee of the Board in its sole discretion. The letter agreement also provided for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. In addition, we agreed to continue providing Mr. Brady with a membership to our St. Joe Club & Resorts.

Retirement Plans

We provided retirement benefits to our named executive officers through a Pension Plan and 401(k) retirement plan. However, effective March 2013, we froze the Pension Plan and, in August 2014, we received the requisite regulatory approvals to terminate the Pension Plan. Currently, we provide retirement benefits to our named executive officers through a 401(k) retirement plan. For more detail on our retirement plans, see our discussion below in Executive Compensation under “Pension Benefits” on pages 35 through 36.

Health and Welfare Benefits and Perquisites

We have traditionally provided our named executive officers with a variety of health and welfare benefits and perquisites, as reflected in the All Other Compensation column in the “Summary Compensation Table” on page 30 and more fully described in the footnote to that column. The only perquisites that our named executive officers are currently entitled to receive, other than those that are available to all employees, are reimbursement for annual physical exams and membership in our St. Joe Club & Resorts (the latter of which has no incremental cost to us).

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders. Because St. Joe has typically operated with net operating losses, the tax deductibility of compensation has not been a major consideration in the Compensation Committee’s compensation decisions; however this may become a consideration in the future.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of St Joe and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In 2014, the Compensation Committee took into consideration that approximately 99% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Howard S. Frank, Chair

Cesar Alvarez

Thomas P. Murphy, Jr.

Vito S. Portera

March 23, 2015

VII. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by each of our named executive officers, or NEOs, for 2014, 2013 and 2012. In accordance with applicable SEC rules, we are providing compensation information for named executive officers only for years in which they qualified as named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey Keil	2014	142,789	(3)	—	50,009	(4)	—	—	$192,798
President and Interim Chief Executive Officer

Marek Bakun	2014	350,000		250,000	—		—	58,600	658,600
EVP and Chief Financial Officer	2013	71,346		132,466	—		—	100,114	303,926

Patrick Bienvenue	2014	500,000		350,000	—		3,865	34,500	888,365
EVP	2013	500,000		500,000	—		7,452	1,127	1,008,580
	2012	457,692		500,000	—		57,656	486	1,015,834

Kenneth Borick	2014	253,308		128,000	—		39,746	34,500	455,554
SVP, General Counsel and Corporate Secretary	2013	241,539		196,000	—		(39,972)	392	397,959
	2012	229,235		75,000	—		145,599	392	450,226

David Harrelson	2014	190,000		50,000	—		55,937	34,500	330,437
SVP, Timberland	2013	180,769		250,000	—		(30,359)	2,572	402,983

Park Brady	2014	493,269		—	—		3,122	100,000	596,391
Former Chief Executive Officer	2013	750,000		800,000	—		12,273	956	1,563,230
	2012	750,000		750,000	—		72,026	2,191	1,574,217

(1)	The amounts shown represent the change in present values of the Pension Plan benefits. St. Joe discontinued its nonqualified deferred capital accumulation plan effective December 30, 2011 and froze the Pension Plan, effective March 27, 2013. As of December 31, 2014, the pension plan assets were distributed to pension plan participants.

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the Pension Plan during the year.

(2)	Details of the 2014 amounts set forth in this column are included in the All Other Compensation Table below.

(3)	The amount for Mr. Keil includes $56,250 in cash in connection with his service on the Board of Directors the first, second and third quarters of fiscal year ended December 31, 2014.

(4)	Mr. Keil received an annual equity grant with an aggregate fair market value of $50,000, based on the closing price of our common stock on the grant date for his service on the Board of Directors. Mr. Keil did not receive any stock awards as a NEO of St. Joe during 2014.

All Other Compensation

The following table describes each component of the amounts shown in the All Other Compensation column in the table above for 2014.

	Company Contributions to 401(k) Plan(1)	Consulting Fees	Real Estate Discount	Total ($)(2)
Jeffrey Keil	—	—	—	—
Marek Bakun	34,500	—	24,100	58,600
Patrick Bienvenue	34,500	—	—	34,500
Kenneth Borick	34,500	—	—	34,500
David Harrelson	34,500	—	—	34,500
Park Brady	—	100,000	—	100,000

(1)	The Company Contributions to 401(k) Plan was capped at $34,500 for each of Messrs. Bakun, Bienvenue, Borick and Harrelson due to the IRS limitation of $52,000 because each had $17,500 in elective deferral. The profit share contribution was calculated at 20% of each participating employee’s Form W-2 earnings and based on the 2014 pension plan year. Mr. Keil was not eligible to participate in the 401(k) Plan because he did not meet the minimal employment requirement which is one year. Mr. Brady was not eligible to participate in the 401(k) Plan due to his retirement as CEO and employment status as an independent contractor.

(2)	Our NEOs are also provided with membership to our St. Joe Club & Resorts which has no incremental cost to us.

(3)	Mr. Brady received $100,000 in cash for services rendered as a consultant pursuant to the Letter Agreement.

(4)	Pursuant to our Real Estate Purchase Policy, available to all employees and officers, Mr. Bakun was entitled to receive a 10% discount on the purchase of any of our retail lots when purchased for construction of a primary residence.

Outstanding Equity Awards at December 31, 2014

The following table provides information on the outstanding equity awards held by the named executive officers at December 31, 2014.

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey Keil	—	—	—	—
Marek Bakun	—	—	—	—
Patrick Bienvenue	—	—	—	—
Kenneth Borick	2,595	—	54.05	2/12/17
David Harrelson	1,446	—	54.05	2/12/17
Park Brady	—	—	—	—

Pension Benefits

The table below sets forth information regarding the pension benefits for the named executive officers under our terminated Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
Jeffrey Keil(2)	Pension Plan	—	—	—
Marek Bakun(2)	Pension Plan	—	—	—
Patrick Bienvenue	Pension Plan	1.58	—	81,757
Kenneth Borick	Pension Plan	12.58	—	523,369
David Harrelson	Pension Plan	36.33	—	941,891
Park Brady	Pension Plan	2.00	—	87,421

(1)	The amounts represent the pension benefits accrued under the terminated Pension Plan for each of Messrs. Brady, Bienvenue, Borick and Harrelson. Messrs. Brady, Borick and Harrelson received lump sum cash payments to each of their respective cash accounts on December 1, 2014. Mr. Bienvenue’s pension benefit of $69,197 was included in an annuity purchase on December 11, 2014.

(2)	Any employees hired after the date our pension plan was frozen were not eligible to participate in the Pension Plan.

The Pension Plan was frozen in March 2013 and terminated in August 2014. It had been established to provide retirement benefits for our employees, including our named executive officers. The terminated Pension Plan was a fully-funded, cash balance defined-benefit plan covering all of our employees who satisfied age and service requirements hired prior to March 2013. Each year, all active participants’ accounts were credited with a percentage (11%-15%) of the participant’s compensation, based on the participant’s age at the beginning of the year. The IRS, however, limited the compensation eligible for crediting under the terminated Pension Plan to $255,000 for 2013. Interest was credited to the participant’s beginning year balance. From March 1 to March 27, 2013, the percentage used to calculate the annual interest credit is equal to the rate on 30-year Treasury Bonds (constant Maturities) for September 30, 2012 (2.88%). The rate in effect after March 27, 2013 was the average of the rates in effect for the five years preceding the plan termination (2008-2012), or 4.04%.

A participant’s “compensation” for purposes of calculating our contributions to the Pension Plan included his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

The pension benefits table above provides an actuarial estimate of each participating NEO’s benefit under the terminated Pension Plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our terminated Pension Plan, a better way to understand each NEO’s possible benefit upon termination of employment, including retirement, is to refer to each executive’s account balance in the plan. As of December 31, 2014, the terminated Pension Plan assets were distributed to Pension Plan participants and $7.9 million was distributed to our 401(k) retirement plan to pay additional future benefits. Subsequent to these distributions, the remaining Pension Plan assets of $23.8 million reverted to us in December 2014. The $7.9 million will be held in a suspense account with our 401(k) retirement plan and distributed over the next seven years. The first distribution occurred on March 6, 2015 for the 2014 Pension Plan year.

Potential Payments Upon Termination or Change in Control

Messrs. Bienvenue and Bakun

As discussed in the Compensation Discussion and Analysis under “Employment Agreements” on page 30, we have entered into employment agreements with Messrs. Bienvenue and Bakun that provide for certain payments and other benefits if employment with us is terminated without “cause” or by the executive for “Good Reason”. Upon a termination by us without “cause” or by the executive for “Good Reason”, the executive is entitled to receive

•	salary continuation for a period of 12 months from the termination date and
•	payments equal to our portion of the cost of continued health and welfare benefits for an 18-month period from the termination date.

The employment agreements do not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreements do not provide any gross-up for excise taxes. Instead, the employment agreements provide that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreements do not provide for any additional benefits in the event of death or termination due to disability.

The following table shows the termination payments that Messrs. Bakun and Bienvenue would receive pursuant to their employment agreements in connection with their termination without cause or by the executive for good reason. These amounts have been quantified as if such termination events occurred on December 31, 2014.

Name and Type of Payment/Benefit	Payments Upon Termination Without Cause(1) or for Good Reason(2) ($)

Marek Bakun

Salary	$350,000

Continuation of Benefits(3)	$23,967

Total Termination Payments/Benefits	$373,967

Patrick Bienvenue

Salary	$500,000

Continuation of Benefits(3)	22,808

Total Termination Payments/Benefits	$522,808

(1)	Pursuant to the terms of the respective employment agreement, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct which causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities.

(2)	Pursuant to the terms of the respective employment agreement, “good reason” means the executive’s termination of the executive’s employment for any one or more of the following reasons without the executive’s express written consent: (a) a significant diminution in the executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by St. Joe within thirty (30) days after receipt of written notice thereof given by the executive as provided in Section 5.4 of the employment agreement, (ii) a change in the person to whom (but not the position to which) the executive reports, or (iii) the executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by St. Joe to comply with any of the provisions of Section 4 of the employment agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by St. Joe within thirty (30) days after receipt of notice thereof given by the executive pursuant to Section 5.4 of the employment agreement ; (c) any purported termination by St. Joe of the executive’s employment otherwise than as expressly permitted by the employment agreement; or (d) any failure by St. Joe to comply with and satisfy Section 9.3 of the employment agreement.

(3)	Pursuant to terms of the respective employment agreements, each executive, whether terminated without cause or for good reason, receives a continuation of health and welfare benefits for a period of 18 months following the date of termination.

Mr. Brady

As discussed in Compensation Discussion and Analysis under “Employment Agreements” on page 30, Mr. Brady is not entitled to receive any benefits pursuant the employment agreement due to termination of his employment.

VIII. PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2014 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2014 Annual Meeting, and our shareholders approved the proposal, with approximately 99% of the votes cast in favor.

At the 2015 Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay Proposal at the 2015 Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2014, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

This Say on Pay vote is advisory, and therefore not binding on St. Joe, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.

IX. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock as of May 4, 2015:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)

Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	25,010,633	(2)	27.1%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	18,205,737	(3)	19.7%

Janus Capital Management, LLC and Janus Contrarian Fund 151 Detroit Street Denver, CO 80206	12,467,343	(4)	13.5%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,467,675	(5)	5.9%

(1)	The percentages reported are based on 92,302,636 shares of common stock outstanding as of May 4, 2015.

(2)	Based on a Schedule 13D/A filed by Fairholme Capital Management, LLC, on November 8, 2013 (the “Fairholme 13D/A”).The Fairholme 13D/A states that Fairholme Capital Management, LLC and Bruce R. Berkowitz shared the power to vote or direct the vote of 23,841,602 shares and shared the power to dispose or direct the disposition of 25, 010,633 shares. The Fairholme 13D/A further states that Fairholme Funds, Inc. shared the power to vote or direct the vote of 23,136,502 shares and shared the power to dispose or direct the disposition of 23,136,502 shares.

(3)	Based on a Schedule 13G/A filed by Blackrock, Inc. on January 9, 2015.

(4)	Based on a Schedule 13G/A filed by Janus Capital Management, LLC on February 18, 2015. Janus Capital had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 12,467,343 shares at December 31, 2014. Janus Contrarian has sole voting and dispositive power with respect to 10,451,593. Janus owns 96.81% of INTECH Investment Management (“INTECH”) and 100% of Perkins Investment Management LLC (“Perkins”), each of which are registered investment advisers which furnish advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). Janus and INTECH disclaim pecuniary interests in such shares. Janus Contrarian is an investment company and one of the Managed Portfolios to which Janus Capital provides investment advice.

(5)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 11, 2015. Price Associates has sole voting power with respect to 1,030,217 shares it beneficially owns and sole dispositive power with respect to 5,467,675 shares it beneficially owns.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the directors, the named executive officers and the directors and all named executive officers as a group, as of May 4, 2015.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Cesar L. Alvarez	—		—
Marek Bakun	—		—
Bruce R. Berkowitz	25,010,633	(3)	27.1%
Patrick Bienvenue	—		—
Kenneth Borick	14,712	(4)	*
Park Brady	29,838		*
Howard S. Frank	—		—
Jorge L. Gonzalez	—		—
David Harrelson	2,761	(5)	*
Jeffrey Keil	10,880		*
Stanley Martin	10,880		*
Patrick W. Murphy	—		—
Thomas P. Murphy, Jr.	19,624		*
Vito S. Portera	2,307
Directors and Executive Officers as a Group (fourteen (14) persons) (6)	25,101,635		27.2%

(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.

(2)	The percentages reported are based on 92,302,636 shares of common stock outstanding as of May 4, 2015. An “*” indicates less than 1% ownership.

(3)	The amount shown for Bruce R. Berkowitz is based on the number of shares reported on the Fairholme 13D/A. According to the Fairholme 13D/A, Mr. Berkowitz shared the power to vote or direct the vote of 23,841,602 shares and shared the power to dispose or direct the disposition of 25,010,633 shares.

(4)	Includes 2,595 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes 1,446 shares issuable upon the exercise of stock options exercisable within 60 days.

(6)	Excludes shares owned by Mr. Brady. Mr. Brady retired from his position as Chief Executive Officer and resigned as a member of the Board of Directors of St. Joe effective August 14, 2014.

X. PROPOSAL 4 – APPROVAL OF THE ST. JOE COMPANY 2015 PERFORMANCE AND EQUITY INCENTIVE PLAN

Introduction

At the 2015 Annual Meeting of Shareholders, we will ask our shareholders to approve The St. Joe Company 2015 Performance and Equity Incentive Plan, or the 2015 Plan, which was approved by the Board on March 23, 2015. We believe that incentives and stock-based awards focus employees and other service providers on the objective of creating shareholder value and promoting the success of St. Joe, and that incentive compensation plans like the proposed 2015 Plan will be an important attraction, retention and motivation tool for participants in the plan. Additionally, in connection with our search for a permanent CEO, we anticipate that we will be implementing a long-term incentive program with an equity component in order to attract and retain a suitable CEO. If the 2015 Plan is approved by our shareholders, it will become effective on June 30, 2015 and will supersede St. Joe’s 2009 Equity Incentive Plan (the “Prior Plan”) and no new grants will be made under the Prior Plan. However, any awards previously granted under the Prior Plan will remain outstanding and subject to the terms and conditions of the Prior Plan.

Key Terms of the 2015 Plan

The following is a summary of key provisions of the 2015 Plan. Some of these provisions are described in greater detail below.

Plan Term:	June 30, 2015 to June 30, 2025

Eligible Participants:	All officers, employees, directors and certain consultants and advisors of St. Joe, its subsidiaries and affiliates. As of May 4, 2015, there were approximately 65 employees and 6 non-employee directors eligible to participate in the 2015 Plan.

Shares Authorized:	1.5 million shares over the term of the plan, including 1.4 million shares from the Prior Plan and subject to adjustment in certain circumstances.

Award Types:	1. Stock Options 2. Restricted Stock 3. RSUs 4. SARs 5. Stock Bonuses 6. Performance Awards

Award Terms:	Stock options and SARs will have a term of no longer than ten years.

162(m) Share Limits:

The 2015 Plan limits the number of shares subject to awards granted to an individual participant in any fiscal year to:

1.      No more than 450,000 shares.

2.      No more than 400,000 shares payable for any performance awards.

3.      No more than $5,000,000 payable in cash for any performance award.

These numbers are subject to adjustment in certain circumstances.

Other Share Limitations:	The maximum number of shares that may be delivered under the 2015 Plan as a result of the exercise of incentive stock options is 1,500,000 shares, subject to certain adjustments.

Vesting:	Determined by the Compensation Committee or the Board.

Not Permitted:

1.      Granting stock options or SARs at a price below the market value of St. Joe stock on the date of the grant.

2.      Except in connection with a change in St. Joe’s capitalization or any repricing approved by shareholders, no adjustment can be made to any outstanding award under the 2015 Plan that would constitute a repricing of the per share exercise or base price of the award.

3.      No reload grants.

4.      No liberal share recycling.

Overview of the 2015 Plan

The principal terms of the 2015 Plan are summarized below. The full text of the 2015 Plan is attached to this proxy statement as Annex B.

Purpose. The purpose of the 2015 Plan is to promote the interests of St. Joe, our subsidiaries and our shareholders by (i) attracting and retaining officers, employees and directors of, and consultants to, St. Joe and our subsidiaries and affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of St. Joe; (iv) encouraging ownership of stock in St. Joe by such individuals; and (v) linking their compensation to the long-term interests of St. Joe and our shareholders.

Administration. The 2015 Plan will be administered, construed and interpreted by the Compensation Committee, which will be appointed by and serve at the pleasure of the Board; provided, however, with respect to awards to independent directors, the Board will have the sole authority to administer the 2015 Plan. The Compensation Committee may delegate some or all of its authority with respect to the 2015 Plan to another committee of directors. The Compensation Committee has broad authority under the 2015 Plan with respect to award grants.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to any outstanding award under the 2015 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price or tax withholding obligation under another employee stock option are not permitted.

No Liberal Share Recycling. Shares used to pay the exercise price or withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of outstanding SARs and shares purchased by St. Joe in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2015 Plan.

No Evergreen Provision. The 2015 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2015 Plan can be automatically replenished.

No Automatic Grants. The 2015 Plan does not provide for automatic grants to any participant.

No Tax Gross-Ups. The 2015 Plan does not provide for any tax gross-ups.

Eligibility. Persons eligible to receive awards under the 2015 Plan include officers and employees of St. Joe and our subsidiaries and affiliates, directors of St. Joe, and certain consultants and advisors to St. Joe and subsidiaries and affiliates. We have approximately 61 employees (including all of the NEOs), and 6 non-employee directors, who are eligible to receive awards under the 2015 Plan.

Authorized Shares. The total number of shares of our Common Stock reserved and available for delivery under the 2015 Plan at any time during the term of the 2015 Plan will be equal to 1,500,000 shares subject to adjustment in certain circumstances and includes 1,454,194 shares of Common Stock that are outstanding under the Prior Plan. If any shares subject to an award, or after the Effective Date, are forfeited, expire or otherwise terminate without issuance of such shares, or is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2015 Plan.

The 2015 Plan imposes individual limitations on the amount of certain awards, in part with the intention to comply with Section 162(m) of the Code. Under these limitations, in any fiscal year of St. Joe during any part of which the 2015 Plan is in effect, no participant may be granted awards with respect to more than 450,000 shares, subject to adjustment in certain circumstances. The maximum amount of shares that may be paid out to any one participant for any performance awards payable in shares is 400,000 shares, and the maximum value paid out to any one participant with respect to any performance awards payable in cash, $5,000,000.

The maximum number of shares that may be delivered under the 2015 Plan as a result of the exercise of incentive stock options is 1,500,000 shares, subject to certain adjustments.

The Compensation Committee is authorized to adjust the limitations on the number of shares available for issuance under the 2015 Plan and the individual limitations on the amount of certain awards and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that a dividend or other distribution (whether in cash, shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the shares so that an adjustment is appropriate.

Types of Awards. The 2015 Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards granted or denominated in our Common Stock, as well as performance awards, which may be denominated in cash or stock. The 2015 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Options. A stock option is the right to purchase shares of our Common Stock at a future date at a specified price per share, or the exercise price. The per share exercise price of an option generally may not be less than the fair market value of a share of our Common Stock on the date of grant. On May 4, 2015, the fair market value of our Common Stock based on the last sale price for the day was $17.60. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2015 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2015 Plan. Incentive stock options may only be granted to employees of St. Joe or one of our subsidiaries.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of St. Joe’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Compensation Committee at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of our Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock. Shares of restricted stock are shares of our Common Stock that are subject to certain vesting and other restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the restricted period). Subject to the restrictions provided in the applicable award agreement and the 2015 Plan, a participant receiving restricted stock may have all of the rights of a shareholder as to such shares, including the right to receive dividends.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive one share of our Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the 2015 Plan, a participant receiving RSUs has no shareholder rights until shares of Common Stock are issued to the participant. RSUs may be granted with or without dividend equivalent rights.

Other Stock Based Awards. The other types of awards that may be granted under the 2015 Plan include, without limitation, awards of shares of Common Stock, phantom stock and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock. Such awards may be made alone or in addition to or in connection with any option, restricted stock unit or any other award granted hereunder. The Compensation Committee may determine the terms and conditions of any such award.

Performance Awards. The Compensation Committee may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code, referred to as performance awards. Performance awards are in addition to any of the other types of awards that may be granted under the 2015 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). A performance award may consist of a right that is (i) denominated in cash or shares (including but not limited to restricted stock or restricted stock units), (ii) valued, as determined by the Compensation Committee, in accordance with the achievement of one or more performance criteria as the Compensation Committee will establish, and (iii) payable at such time and in such form as the Compensation Committee will determine.

The vesting or payment of performance awards (other than options or stock appreciation rights) will depend on the relative performance of St. Joe on a consolidated, subsidiary, segment, division, or business unit basis. The Compensation Committee will establish the criteria and target(s) on which performance will be measured. The Compensation Committee must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Compensation Committee may use for this purpose will include any one or more of the following performance criteria, in any combination thereof, applied to either St. Joe as a whole or any division or operating segment thereof, in any combination, and measured on a specified date or over any period, on an absolute basis or a per share basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

(i)	cash flow;

(ii)	earnings (including gross margin, EBITDA (earnings before interest, taxes, depreciation and amortization));

(iii)	earnings per share;

(iv)	growth in earnings, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue;

(v)	stock price;

(vi)	revenue;

(vii)	return on equity or average shareholder equity;

(viii)	total shareholder return;

(ix)	return on invested capital or assets;

(x)	return on investment;

(xi)	return on operating revenue;

(xii)	related return ratios;

(xiii)	income or net income;

(xiv)	operating income or net operating income;

(xv)	operating profit, net operating profit or controllable operating profit;

(xvi)	market share or customer indicators;

(xvii)	reduction in operating costs;

(xviii)	strategic plan development and implementation;

(xix)	succession plan development and implementation;

(xx)	attainment of objective operating goals and employee metrics;

(xxi)	economic value added; and

(xxii)	any other similar criteria.

These terms are used as applied under generally accepted accounting principles or in the financial reporting of St. Joe or of our subsidiaries. The performance measurement period with respect to an award may range from three months to ten years. To the extent consistent with Section 162(m) of the Code, the Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria set forth in the award to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Compensation Committee provides otherwise at the time of establishing the targets; provided that the Compensation Committee may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m).

Performance awards may be paid in stock or in cash. Before any performance-based award (other than an option or stock appreciation right) is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance awards.

Change In Control. Prior to the occurrence of a change in control (as defined in the 2015 Plan), the Compensation Committee has the discretion to determine the impact of any change in control on the awards outstanding under the 2015 Plan, other than performance awards. The Compensation Committee may (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on awards; and/or (iii) provide for the cancellation of awards for a cash payment per share/unit in an amount based on the fair market value of the award with reference to the change in control, which amount may be zero if applicable. In the event of a change of control, any outstanding performance awards which have been earned but not paid will become immediately payable. In addition, if a change of control occurs during a performance period, the performance periods will end on the date of the change in control, and the Compensation Committee will determine the extent to which performance criteria set forth in the award have been met and pay each participant partial or full awards based on such determination.

Transfer Restrictions. Awards under the 2015 Plan generally are not transferable by the participant other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and are generally exercisable, during the participant’s lifetime, only by the participant. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the participant or the participant’s beneficiary or representative. The Compensation Committee has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholder.

No Limit on Other Authority. If the shareholders approve the 2015 Plan, the 2015 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

Termination of or Changes to the 2015 Plan. The Compensation Committee may amend or terminate the 2015 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2015 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring shareholder approval.) Unless terminated earlier by the Board, the authority to grant new awards under the 2015 Plan will terminate on June 30, 2025. Outstanding awards, as well as the Compensation Committee’s authority with respect thereto, generally will continue following the expiration or termination of the 2015 Plan. Generally speaking, outstanding awards may be amended by the Compensation Committee (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2015 Plan

The 2015 Plan is not qualified under the provisions of section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options.

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2015 Plan. On exercise of a nonqualified stock option granted under the 2015 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares acquired on exercise of the option over the exercise price. If the optionee is an employee of St. Joe or a subsidiary, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares on exercise of an option by delivering shares, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

St. Joe generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for St. Joe and is reasonable in amount, and either the employee includes that amount in income or St. Joe timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options.

Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

St. Joe is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, St. Joe generally is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for St. Joe and is reasonable in amount, and either the employee includes that amount in income or St. Joe timely satisfies its reporting requirements with respect to that amount.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” approval of The St. Joe 2015 Performance and Equity Incentive Plan.

XI. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2014, directors, executive officers and greater than 10% shareholders complied with their Section 16(a) filing requirements applicable to them on a timely basis.

Shareholder Proposals for 2016 Annual Meeting

Shareholder proposals should be sent to us at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. To be considered for inclusion in our proxy statement for the 2016 Annual Meeting of Shareholders the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is January 19, 2016. Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2016 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than March 2, 2016 and no later than March 22, 2016. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;
•	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or

•	by telephone at (800) 571-4840.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an Internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found under the Investor Relations - Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2014 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations - Corporate Governance section of our Internet website, located at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations. A copy of any exhibit to the 2014 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about May 19, 2015. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, (850) 231-6400.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

THE ST. JOE COMPANY 133 SOUTH WATERSOUND PARKWAY WATERSOUND, FL 32413 ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M55917-B36375 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY
The Board of Directors recommends you vote “FOR” the following director nominees:
1.	Election of Directors
	Nominees for a one-year term of office expiring at the 2016 Annual Meeting or when his or her successor is elected and qualified:		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g.	Cesar L. Alvarez Bruce R. Berkowitz Howard S. Frank Jeffrey C. Keil Stanley Martin Thomas P. Murphy, Jr. Vito S. Portera	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain
						2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐

						The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain
						3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

						The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain
						4.	Approval of The St. Joe Company 2015 Performance and Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 30, 2015

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Jeffrey Keil, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Central Daylight Time on June 30, 2015, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted “FOR” the director nominees in proposal 1 and “FOR” proposals 2, 3 and 4 all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side